SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported) May 10, 2000

                      OLD GUARD GROUP, INC.
      (Exact name of registrant as specified in its charter)


         Pennsylvania            0-16533        23-2852984
(State or other jurisdiction  (Commission     (IRS Employer
       of incorporation)      File Number)  Identification. No.)

     2929 Lititz Pike, Lancaster, PA                    17601
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code (717)581-6855

                               N/A
  (Former name or former address, if changed since last report.)

________________________________________________________________
________________________________________________________________
________________________________________________________________



Item 5.     Other Events.

     On May 10, 2000, Old Guard Group, Inc.. (the "Company"), Ohio Farmers Insurance Company ("OFIC") and Westfield Merger Sub, Inc., a wholly owned subsidiary of OFIC ("Westfield") executed an Agreement and Plan of Reorganization (the "Agreement"). The Agreement provides for the merger of the Company and Westfield through a cash purchase by OFIC of all of the outstanding shares of the Company for $12.00 per share.

     In connection with the execution of the Agreement, the Company and OFIC also executed an option agreement under which the Company has granted OFIC the right to acquire 9.9% of the common stock of the Company at a price of $12.00 per share upon the occurrence of certain events. In addition, directors, officers, and two of the Company's significant shareholders, which collectively represent approximately 22.7% of the outstanding common stock, have executed a voting agreement under which they have agreed to vote in favor of the Agreement with OFIC at the Company's shareholder meeting that will be called for the purpose of voting on the merger. The Agreement is filed as Exhibit 2.1, and is incorporated herein by reference.

Exhibits.

No.          Exhibit
2.1          Agreement and Plan of Reorganization, dated as of
             May 10, 2000, between the Company, OFIC and
             Westfield

2.2          Press Release dated May 11, 2000


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                              OLD GUARD GROUP, INC.

Dated:  May 16, 2000

                              By /s/ David E. Hosler
                                 David E. Hosler,
                                 President, Chairman of the
                                 Board, Chief Executive Officer



EXHIBIT INDEX

No.          Exhibit

2.1 Agreement and Plan of Reorganization, dated as of May 10, 2000, between the Company, OFIC and
             Westfield

2.2          Press Release dated May 11, 2000